The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Price-Yield Report

Settlement Date: 03/31/06

Discount Margin Table - Bond 1-A1A

Bond Summary - Bond 1-A1A
Initial Coupon:	4.950	Type:	Fltr
Orig Bal:	608064000
		Formula:	(LIB_1M)+21.0bp
Factor:	1.0000000	Cap/Floor/Margin:	100.00/0.23/0.21
Factor Date:	03/25/06	Next Pmt:	04/25/06
Delay:	0	Cusip:	525221 HQ 3

	0 CPR, Grp 1: 50 % PPC Grp 2		15 CPR, Grp 1: 75 % PPC Grp 2		30 CPR Grp 1: 100 % PPC Grp 2		45 CPR, Grp 1: 150 % PPC Grp 2		60 CPR Grp 1, 200 % PPC Grp 2
Price	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration
99-29+	22	12.49	24	4.30	25	2.23	28	1.33	30	0.82
99-30	22		23		25		26		28
99-30+	21		23		24		25		26
99-31	21		23		23		24		25
99-31+	21		22		23		23		23
100-00	21	12.49	22	4.30	22	2.23	22	1.33	21	0.83
100-00+	21		22		21		21		19
100-01	21		21		21		20		17
100-01+	21		21		20		18		16
100-02	21		21		19		17		14
100-02+	20	12.50	20	4.31	19	2.23	16	1.33	12	0.83

Average Life	21.09		5.52		2.54		1.44		0.86
First Pay	04/25/06		04/25/06		04/25/06		04/25/06		04/25/06
Last Pay	01/25/36		05/25/32		06/25/20		01/25/14		12/25/08

Tsy BM	3-mo	6-mo	2-yr	3-yr	5-yr	10-yr	30-yr	Lib BM	1-mo	2-mo	3-mo	6-mo	1-yr	2-yr	3-yr	4-yr
Yield	4.6876	4.8068	4.7404	4.7065	4.6901	4.7023	4.7253	Yield	4.8100	4.8600	4.9500	5.0600	5.2083	5.1683	5.1517	5.1609
Coupon			4.6250	4.5000	4.5000	4.5000	4.5000

5-yr	7-yr	8-yr	9-yr	10-yr	12-yr	15-yr	20-yr	25-yr	30-yr
5.1776	5.2028	5.2138	5.2254	5.2382	5.2582	5.2862	5.3093	5.3098	5.3104

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering.  You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together, the Offer Documentation), for free by searching the SEC online database (EDGAR) at www.sec.gov.  Alternatively, you may obtain a copy of the Offer Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 212 526 7000.